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                                                                     EXHIBIT 3.1

                               RESTATEMENT OF THE
                           ARTICLES OF INCORPORATION
                                       OF
                     UNITED COMPANIES FINANCIAL CORPORATION

         On November 11, 1996, pursuant to the authority granted to and vested in the Board of Directors of United Companies Financial Corporation, a corporation organized and existing under the Louisiana Business Corporation Law (the "Corporation"), and in accordance with the provisions of Section 34 of the Louisiana Business Corporation Law, La. R.S. 12:34 the Board of Directors of the Corporation voted unanimously in favor of restating the Articles of Incorporation of this Corporation dated May 2, 1972, as amended by Articles of Amendment dated May 17, 1982; Articles of Amendment dated May 20, 1986; Articles of Amendment dated May 19, 1987; Articles of Amendment dated May 31, 1988; Articles of Amendment dated February 1, 1989; Articles of Amendment dated June 28, 1993; Articles of Amendment dated May 12, 1994; Articles of Amendment dated July 27, 1994; Articles of Amendment dated June 13, 1995; and Articles of Amendment dated June 19, 1995. The Corporation was incorporated on May 2, 1972. This restatement, dated as of November 11, 1996, accurately copies (without substantive change) the Articles of Incorporation of this Corporation and all amendments thereto (each amendment having been effected in conformity with law) in effect as of the date of this restatement, all as set forth hereinafter:

                                   ARTICLE I
         The name of the Corporation is UNITED COMPANIES FINANCIAL CORPORATION.

                                   ARTICLE II
         Section 1. The purposes of the Corporation are to engage in any and all lawful activities for which corporations may be formed under the Louisiana Business Corporation Law, as it is now or hereafter amended, and any other applicable law or laws of the State of Louisiana.

         Section 2. In furtherance and not in limitation of the general powers conferred by the laws of the State of Louisiana, it is expressly provided that the purposes for which the Corporation is formed are to do any and all of the things hereinafter set forth to the same extent as natural persons might or could do in Louisiana and in any other part of the world, to-wit:

         a. To acquire, as a going concern or otherwise, and pay for in cash, stock or bonds of the Corporation or otherwise, the whole or any part of the business, goodwill, rights, or other assets and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, trust, association or corporation.

         b. To acquire by purchase, subscription or otherwise, and to invest in, receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital





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stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any government agency; and to issue stocks, bonds or other obligations of the Corporation in exchange therefor; and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

         c. To borrow or raise monies for any of the purposes of the Corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes.

         d. To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital and provided further that shares of its own capital stock belonging to it shall not be voted directly or indirectly.

         e. To aid by loan, subsidy or otherwise, any corporation, joint stock company, trust, association or enterprise any obligation of which or any interest in which is held by the Corporation or in the affairs or prosperity of which the Corporation has a lawful interest, and to do all acts and things designed to protect, preserve, improve or enhance the value of such obligations or interest; to guarantee or become surety in respect to the contract, dividends, stocks, bonds, notes and other obligations of such corporations, joint stock companies, trusts, associations or enterprises, and to secure the performance or payments of the same by mortgage of or lien upon any or all of the assets of the Corporation.

         f. To cause to be organized under the laws of any jurisdiction corporations, joint stock companies, trusts or associations and to cause the same to be dissolved, wound up, liquidated, merged or consolidated; and to sell or lease to any such corporation, joint stock company, trust or association or to any other corporation, joint stock company, trust or association, the whole or any part of the property and assets of the Corporation, including its goodwill, and the right to assume its name and to receive and accept in payment or exchange therefor, stocks, bonds, securities, or other obligations of the transferee, or of other corporations, joint stock companies, trusts or associations; and to consolidate by any lawful method with any other corporation, joint stock company, trust or association of any jurisdiction.

         g. To act as agent or representative, broker or factor, for governments, corporations, joint stock companies, trusts, associations, firms or individuals; and to undertake and carry on the business of management.

         h. To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose





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of, or mortgage or pledge, all or any of the Corporation's property and assets, or any interest therein, wherever situated.

         i. In general, to possess and exercise all the powers and privileges granted by the Louisiana Business Corporation Law or by any other law of Louisiana or by these Articles of Incorporation together with any powers incidental thereto, so far as such powers and privileges are desirable or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

         Section 3. The business and purposes specified in the foregoing paragraphs shall, except where otherwise expressed, be in no wise limited or restricted by reference to, or inference from, the terms of any other paragraph in this Articles of Incorporation, but the business and purposes specified in each of the foregoing paragraphs of this Article shall be regarded as independent business and purposes.

                                  ARTICLE III

         Section 1. The total number of shares of capital stock which the Corporation shall be authorized to issue shall be 100,000,000 shares of common capital stock with a par value of Two Dollars ($2.00) per share and 20,000,000 shares of preferred stock with a par value of Two Dollars ($2.00) per share. The Board of Directors is authorized to amend these Articles of Incorporation to fix and determine the terms, limitations and relative rights and preferences of the preferred stock including, without limitation, any voting rights thereof, to divide and issue the preferred stock in series, and to fix and determine the variations among series to the extent permitted by law.

         Section 2. Each share of common capital stock of the Corporation shall be equal in all respects to each other share of common capital stock.
The holders of shares of common capital stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and each holder of the common capital stock shall be entitled to one vote for each share of common capital stock held of record on the books of the Corporation.

         Section 3. Subject to the preferential dividend rights, if any, applicable to shares of the preferred stock and subject to applicable requirements, if any, with respect to the setting aside of sums





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for purchase, retirement, or sinking funds for preferred stock, the holders of shares of the common capital stock shall be entitled to receive, to the extent permitted by law, such dividends (payable in cash, stock or otherwise) as may be declared by the Board of Directors at any time or from time to time out of any funds legally available therefor.

         Section 4. In the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the preferred stock, the holders of shares of the common capital stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to its stockholders, ratably in proportion to the number of shares of the common capital stock held by them respectively. A liquidation, dissolution, distribution of assets or winding up of the Corporation, as such terms are used in this Section 4, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation or a sale, lease or conveyance of all or a part of the assets of the Corporation.

         Section 5.       Series A Junior Participating Preferred Stock.

         PARAGRAPH 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

         PARAGRAPH 2.  DIVIDENDS AND DISTRIBUTIONS.

         (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $2.00 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal





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to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Paragraph 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

         (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by- share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         PARAGRAPH 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

         (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of





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Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) Except as otherwise provided herein, in any other Articles of Amendment to the Articles of Incorporation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

         (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         PARAGRAPH 4.  CERTAIN RESTRICTIONS.

         (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Paragraph 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                 (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                 (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                 (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                 (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.





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         (B)     The Corporation shall not permit any subsidiary of the
Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Paragraph 4, purchase or otherwise acquire such shares at such time and in such manner.

         PARAGRAPH 5.     REACQUIRED SHARES.  Any shares of Series A Preferred
Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Articles of Amendment to the Articles of Incorporation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

         PARAGRAPH 6.     LIQUIDATION, DISSOLUTION OR WINDING UP.  Upon any
liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         PARAGRAPH 7.     CONSOLIDATION, MERGER, ETC.  In case the Corporation
shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property,then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock), then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number





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of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         PARAGRAPH 8.     NO REDEMPTION.  The shares of Series A Preferred
Stock shall not be redeemable.

         PARAGRAPH 9.     RANK.  The Series A Preferred Stock shall rank, with
respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

         PARAGRAPH 10.    AMENDMENT.  The Articles of Incorporation shall not
be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without, in addition to any other vote of shareholders required by law, the affirmative vote of the holders of at least eighty percent of the outstanding shares of Series A Preferred Stock, voting together as a single class.

         Section 6. 6 3/4% PRIDES, Convertible Preferred Stock, par value $2.00 per share.

         PARAGRAPH 1.     DESIGNATION AND AMOUNT.  The shares of such series
shall be designated as "6 3/4% PRIDES(SM), Convertible Preferred Stock, par value $2.00 per share" (the "PRIDES"). The PRIDES are Preferred Redeemable Increased Dividend Equity Securities(SM). The authorized number of shares constituting the PRIDES shall be 1,955,000.

         (SM)Service mark of Merrill Lynch & Co., Inc.

         PARAGRAPH 2.     DIVIDENDS.

         (a) The holders of outstanding shares of PRIDES shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential dividends from June 16, 1995, at the rate per share of $2.97 per annum, and no more, payable quarterly for each share of PRIDES, payable in arrears on the 1st day of each January, April, July and October, respectively (each such date being hereinafter referred to as a "Dividend Payment Date"), or, if any Dividend Payment Date is not a business day, then the Dividend Payment Date shall be the next succeeding business day; provided, however, that, with respect to any dividend period during which a redemption occurs, the Corporation may, at its option, declare accrued dividends to, and pay such dividends on, the redemption date, in which case such dividends would be payable on the redemption date in cash to the holders of the shares of PRIDES as of the record date for such dividend payment and such accrued dividends would not be included in the calculation of the related Call Price (as hereinafter defined). Each dividend on the shares of PRIDES shall be payable to holders of record as they appear on the stock register of the Corporation on such record date, not less than 10 nor more than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. The first dividend payment shall be for the period from June 16, 1995 to but excluding July 1, 1995 and the first dividend will be payable on July 1, 1995. Dividends (or amounts equal to accrued and unpaid dividends) payable on shares of PRIDES for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.





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         Dividends on the shares of PRIDES will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared on a daily basis from the previous Dividend Payment Date. Accumulated unpaid dividends shall not bear interest. Dividends will cease to accrue in respect of shares of PRIDES on the Mandatory Conversion Date (as hereinafter defined) or on the date of their earlier conversion or redemption.

         The shares of PRIDES will rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with any future preferred stock issued by the Corporation (the "Preferred Stock") that by its terms ranks pari passu with the shares of PRIDES.

         (b) As long as any shares of PRIDES are outstanding, no dividends for any dividend period (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Common Stock (as defined below) or any other capital stock of the Corporation ranking junior to the shares of PRIDES as to the payment of dividends and the distribution of assets upon liquidation ("Junior Stock") and cash in lieu of fractional shares of such Junior Stock in connection with any such dividend) will be paid in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection with any such distribution), on any Junior Stock unless: (i) full dividends on all outstanding shares of Preferred Stock (including the shares of PRIDES), that does not constitute Junior Stock ("Parity Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full, in the case of a dividend payment with respect to Junior Stock, for any Parity Preferred Stock dividend period commencing on or prior to the date of such Junior Stock dividend payment or, in the case of any other distribution with respect to Junior Stock, for the current quarterly dividend period, have been paid, or declared and set aside for payment, on all outstanding shares of Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock.

         In addition, as long as any shares of PRIDES are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by the Corporation or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith) or the purchase, redemption, or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on all outstanding shares of Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption or acquisition to the extent such dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock.

         Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined by the Board of Directors may be declared and paid on the shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed or





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otherwise acquired by the Corporation or any of its subsidiaries from time to time. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of any outstanding Parity Preferred Stock, to share therein according to their respective interests.

         As long as any shares of PRIDES are outstanding, dividends for any dividend period or other distributions may not be paid on any outstanding shares of Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith), unless either: (a) (i) full dividends on all outstanding shares of Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Parity Preferred Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full, in the case of a dividend payment, for any Parity Preferred Stock dividend period commencing on or prior to the date of such dividend payment or, in the case of any other distribution, for the current quarterly dividend period, have been paid, or declared and set aside for payment, on all outstanding shares of Parity Preferred Stock to the extent such dividends are cumulative: (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock; or (b) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on outstanding shares of PRIDES and each other share of such Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of outstanding shares of PRIDES and such other outstanding shares of Parity Preferred Stock bear to each other.

         In addition, as long as any shares of PRIDES are outstanding, the Corporation may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith) unless: (i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Parity Preferred Stock purchase, redemption or other acquisition payment to the extent such dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any Parity Preferred Stock.

         (c) Any dividend payment made on the shares of PRIDES shall first be credited against the earliest accrued but unpaid dividend due with respect to the shares of PRIDES.

         (d) All dividends paid with respect to the shares of PRIDES shall be paid pro rata to the holders entitled thereto.

         (e) Holders of the shares of PRIDES shall be entitled to receive dividends in preference to and in priority over any dividends upon any shares of the Corporation ranking junior to the shares of PRIDES as to dividends, but subject to the rights of holders of shares of the Corporation having a preference and a priority over the payment of dividends on the shares of PRIDES.

         PARAGRAPH 3.     REDEMPTIONS AND CONVERSIONS.

         (a) Mandatory Conversion. On July 1, 2000 (the "Mandatory Conversion Date"), each outstanding share of PRIDES shall convert automatically (the "Mandatory Conversion") into shares of Common Stock at the Common Equivalent Rate (as hereinafter defined) in effect on the Mandatory Conversion Date and the right to receive an amount in cash equal to all accrued and unpaid dividends on such share of PRIDES (other than previously declared dividends payable to a holder of record on a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to the right of the Corporation to redeem the shares of PRIDES on or after July 1, 1998 (the "Initial Redemption Date") and prior to the Mandatory Conversion Date, as described below, and subject to the conversion of the shares of PRIDES at the option of the holder at any time prior to the Mandatory Conversion Date. The Common Equivalent Rate is initially one share of Common Stock for each share of PRIDES and is subject to adjustment as set forth below. Dividends on the shares of PRIDES shall cease to accrue and such shares shall cease to be outstanding on the Mandatory Conversion Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surrender of certificates representing the shares of PRIDES, and the Corporation may defer the payment of dividends on such shares of Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the shares of PRIDES, provided that the Corporation shall give the holders of the shares of PRIDES such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to the Mandatory Conversion Date. Amounts payable in cash in respect of the shares of PRIDES or in respect of such shares of Common Stock shall not bear interest.

         (b)     Redemption by the Corporation.

                 (i) Right to Redeem. Shares of PRIDES are not redeemable by the Corporation prior to the Initial Redemption Date. At any time and from time to time on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, the Corporation shall have the right to redeem, in whole or in part, the outstanding shares of PRIDES. Upon any such redemption, the Corporation shall deliver to the holders of shares of PRIDES, in accordance with the provisions of this Section 6, in exchange for each share so redeemed, the greater of (A) a number of shares of Common Stock equal to the Call Price in effect on the redemption date, divided by the Current Market Price (as hereinafter defined) of the Common Stock determined as of the second trading day immediately preceding the Notice Date (as hereinafter defined) or (B) .826 of a share of Common Stock (subject to adjustment in the same manner as the Optional Conversion Rate (as hereinafter defined) is adjusted). The public announcement of any call for redemption shall be made prior to, or at the time of, the mailing of the notice of such call to holders of shares of PRIDES as described below. If fewer than all the outstanding shares of PRIDES are to be redeemed, shares of PRIDES to be redeemed shall be selected by the Corporation from outstanding shares of PRIDES not previously redeemed by lot or pro rata (as nearly as may be practicable) or by any other method determined by the Board of Directors in its sole discretion to be equitable. As used in this subparagraph (b), the term

                          "Notice Date" with respect to any notice given by the Corporation in connection with a redemption of shares of PRIDES means the date on which first occurs either the public announcement of such redemption or the commencement of mailing of such notice to the holders of shares of PRIDES.

                 (ii) Notice of Redemption. The Corporation shall provide notice of any redemption of the shares of PRIDES to holders of record of PRIDES to be called for redemption not less than 15 nor more than 60 days prior to the date fixed for such redemption. Such notice shall be provided by mailing notice of such redemption first class postage prepaid, to each holder of record of shares of PRIDES to be redeemed, at such holder's address as it appears on the stock register of the Corporation; provided, however, that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of PRIDES to be redeemed except as to the holders to whom the Corporation has failed to give said notice or whose notice was defective.

                          Each such notice shall state, as appropriate, the following and may contain such other information as the Corporation deems advisable:

                          (A)     the redemption date;

                          (B) that all outstanding shares of PRIDES are to be redeemed or, in the case of a call for redemption of fewer than all outstanding shares of PRIDES, the number of such shares held by such holder to be redeemed;

                          (C)     the number of shares of Common Stock
                                  deliverable upon redemption of each share of PRIDES to be redeemed and, if applicable, the Call Price and the Current Market Price used to calculate such number of shares of Common Stock;

                          (D) the place or places where certificates for such shares are to be surrendered for redemption; and

                          (E) that dividends on the shares of PRIDES to be redeemed shall cease to accrue on such redemption date (except as otherwise provided herein).

                 (iii) Deposit of Shares and Funds. The Corporation's obligation to deliver shares of Common Stock and provide funds upon redemption in accordance with this Paragraph 3 shall be deemed fulfilled if, on or before a redemption date, the Corporation shall irrevocably deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York City and having a capital and surplus of at least $50,000,000, or shall set aside or make other reasonable provision for the issuance of such number of shares of Common Stock as are required to be delivered by the Corporation pursuant to this Paragraph 3 upon the occurrence of the related redemption (and for the payment of cash in lieu of the issuance of fractional share amounts and accrued and unpaid dividends payable in cash on the shares to be redeemed as and to the extent provided by this Paragraph 3). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any shares of Common Stock or funds so deposited and unclaimed at the end of two years from such redemption date shall be repaid and released to the Corporation, after which the holder or holders of such shares of PRIDES so called for redemption shall look only to the Corporation for delivery of such shares of Common Stock or funds.

                 (iv) Surrender of Certificates; Status. Each holder of shares of PRIDES to be redeemed shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state) to the Corporation at the place designated in the notice of such redemption and shall thereupon be entitled to receive certifIcates evidencing shares of Common Stock and to receive any funds payable pursuant to this Paragraph 3 following such surrender and following the date of such redemption. In case fewer than all the shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If such notice of redemption shall have been given, and if on the date fixed for redemption, shares of Common Stock and funds necessary for the redemption shall have been irrevocably either set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the shares to be redeemed or converted (and so as to be and continue to be available therefor) or deposited with a bank or a trust company or an affiliate thereof as provided herein or the Corporation shall have made other reasonable provision therefor, then, notwithstanding that the certificates evidencing any shares of PRIDES so called for redemption or subject to conversion shall not have been surrendered, the shares represented thereby so called for redemption shall be deemed no longer outstanding, dividends with respect to the shares so called for redemption shall cease to accrue on the date fixed for redemption (except that holders of shares of PRIDES at the close of business on a record date for any payment of dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares following such record date and prior to such Dividend Payment Date) and all rights with respect to the shares so called for redemption shall forthwith after such date cease and terminate, except for the rights of the holders to receive the shares of Common Stock and funds, if any, payable pursuant to this Paragraph 3 without interest upon surrender of their certificates therefor (unless the Corporation defaults on the delivery of such shares or the payment of such funds). Holders of shares of PRIDES that are redeemed shall not be entitled to receive dividends declared and paid on such shares of Common Stock, and such shares of Common Stock shall not be entitled to vote, until such shares of Common Stock are issued upon the surrender of the certificates representing such shares of PRIDES and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to such redemption date without interest thereon.

         (c) Conversion at Option of Holder. Shares of PRIDES are convertible, in whole or in part, at the option of the holders thereof, at any time prior to the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at a rate of .826 of a share of Common Stock for each share of PRIDES (the "Optional Conversion Rate") (equivalent to a conversion price of $53.24 per share of Common Stock), subject to adjustment as set forth below. The right to convert shares of PRIDES called for redemption shall terminate immediately prior to the close of business on the redemption date.

         Conversion of shares of PRIDES at the option of the holder may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank, to the office or agency to be maintained by the Corporation for that purpose (and, if applicable, cash payment of an amount equal to the dividend payable on such shares), and otherwise in accordance with conversion procedures established by the Corporation. Each optional conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

         Holders of shares of PRIDES at the close of business on a record date for any payment of declared dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such record date and prior to the corresponding Dividend Payment Date. However, shares of PRIDES surrendered for conversion after the close of business on a record date for any payment of dividends and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend thereon which is to be paid on such Dividend Payment Date (unless such shares have been called for redemption on a redemption date between such record date and such Dividend Payment Date). A holder of shares of PRIDES called for redemption on July 1, 1998 or any other Dividend Payment Date thereafter will receive the dividend on such shares payable on that date and will be able to convert such shares after the record date for such dividend without paying an amount equal to such dividend to the Corporation upon conversion. Except as provided above, upon any optional conversion of shares of PRIDES, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of PRIDES or for previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

         (d) Common Equivalent Rate and Optional Conversion Rate Adjustments. The Common Equivalent Rate and the Optional Conversion Rate shall be each subject to adjustment from time to time as provided below in this subparagraph (d).

                 (i)      If the Corporation shall, after June 16, 1995:

                          (A) pay a stock dividend or make a distribution with respect to its Common Stock in shares of such Common Stock,

                          (B) subdivide or split its outstanding Common Stock into a greater number of shares,

                          (C) combine its outstanding shares of Common Stock into a smaller number of shares, or

                          (D) issue by reclassification of its shares of Common Stock any shares of common stock of the Corporation, then, in any such event, the Common Equivalent Rate and the Optional Conversion Rate in effect immediately prior to such event shall each be adjusted so that the holder of any shares of PRIDES shall thereafter be entitled to receive, upon Mandatory Conversion or upon conversion at the option of the holder, the number of shares of Common Stock of the Corporation which such holder would have owned or been entitled to receive immediately following any event described above had such shares of PRIDES been converted immediately prior to such event or any record date with respect thereto. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of stockholders entitled to receive such dividend or distribution, in the case of a dividend or distribution, and shall become effective immediately after the effective date, in the case of a subdivision split, combination or reclassification. Such adjustments shall be made successively.

                 (ii) If the Corporation shall, after June 16, 1995, issue rights (other than Rights issued pursuant to the Rights Plan (as defined below)) or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock, then, in any such event unless such rights or warrants are issued to holder of shares of PRIDES on a pro rata basis with the shares of Common Stock based on the Common Equivalent Rate on the date immediately preceding such issuance, the Common Equivalent Rate and Optional Conversion Rate shall each be adjusted by multiplying the Common Equivalent Rate and the Optional Conversion Rate, in effect immediately prior to the date of issuance of such rights or warrants, by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Common Equivalent Rate and the Optional Conversion Rate shall each be readjusted to the Common Equivalent Rate and the Optional Conversion Rate which would then be in effect had the adjustments been made upon the issuance of such rights or warrants upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustment shall be made successively.

                 (iii) If the Corporation shall, after June 16, 1995, pay a dividend or make a distribution to all holders of its Common Stock of evidences of its indebtedness, cash or other assets (including capital stock of the Corporation but excluding any cash dividends or distributions, other than Extraordinary Cash Distributions (as hereinafter defined), and dividends referred to in subparagraph (i) above) or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than Rights issued pursuant to the Rights Plan and those referred to in subparagraph (ii) above), then unless such dividend is paid or distribution is made to each holder of shares of PRIDES on a pro rata basis with the shares of Common Stock based on the Common Equivalent Rate on the date immediately preceding such payment or distribution, in any such event, the Common Equivalent Rate and the Optional Conversion Rate shall each be adjusted by multiplying the Common Equivalent Rate and the Optional Conversion Rate in effect on the record date mentioned below, by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the record date for the determination of stockholders entitled to receive such dividend or distribution, and of which the denominator shall be such Current Market Price per share of Common Stock less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such dividend or distribution. Such adjustment shall be made successively. As used in this subparagraph (d), the term "Extraordinary Cash Distributions" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the Common Stock paid during the consecutive 12-month period ending on and including such date (other than cash dividends and cash distributions for which an adjustment to the Common Equivalent Rate and the Optional Conversion Rate was previously made) exceeds, on a per share of Common Stock basis, 10% of the average of the daily Closing Prices of the Common Stock over such consecutive 12-month period.

                 (iv) Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subparagraph (ii) above.

                 (v) The Corporation shall also be entitled to make upward adjustments in the Common Equivalent Rate, the Optional Conversion Rate and the Call Price, as it in its sole discretion shall determine to be advisable, in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) made by the Corporation to its stockholders after June 16, 1995 shall not be taxable.

                 (vi) In any case in which subparagraph 3(d) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date and the date fixed for conversion pursuant to subparagraph 3(a) or redemption pursuant to subparagraph 3(b) occurs after such record date, but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any converted or redeemed shares of PRIDES the additional shares of Common Stock issuable upon such conversion or redemption over the shares of Common Stock issuable before giving effect to such adjustments and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to subparagraph 3(g).

                 (vii) All adjustments to the Common Equivalent Rate and the Optional Conversion Rate shall be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Common Equivalent Rate or the Optional Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment which by reason of this subparagraph (vii) is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

         (e) Adjustment for Consolidation or Merger. In case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), or in case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), proper provision shall be made so that each share of PRIDES shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES might have been converted immediately prior to consummation of such transaction, (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES would have converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such shares of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date), (iii) redemption on any redemption date in exchange for the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such share immediately prior to consummation of such transaction, assuming that, if the Notice Date for such redemption is not prior to such transaction, the Notice Date had been the date of such transaction and assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the shares of PRIDES shall be convertible or redeemable after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing or consistent with clause (iii) of Paragraph 7(c).

         For purposes of the immediately preceding paragraph and subparagraph 3(g)(iii), any sale or transfer to another corporation of property of the Corporation which did not account for at least 50% of the consolidated net income of the Corporation for its most recent fiscal year ending prior to the consummation of such transaction shall not in any event be deemed to be a sale or transfer of the property of the Corporation as an entirety or substantially as an entirety.

         (f) Notice of Adjustments. Whenever the Common Equivalent Rate and Optional Conversion Rate are adjusted as herein provided, the Corporation shall:

                 (i) forthwith compute the adjusted Common Equivalent Rate and Optional Conversion Rate in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Common Equivalent Rate and the Optional Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent for the shares of PRIDES and the Common Stock; and

                 (ii) make a prompt public announcement and mail a notice to the holders of the outstanding shares of PRIDES stating that the Common Equivalent Rate and the Optional Conversion Rate have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate and Optional Conversion Rate, such notice to be mailed at or prior to the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

         (g) Notices. In case, at any time while any of the shares of PRIDES are outstanding,

                 (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock, excluding any cash dividends; or

                 (ii) the Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares of its Common Stock or of any other subscription rights or warrants; or

                 (iii) the Corporation shall authorize any reclassification of its Common Stock (other than a subdivision or combination thereof) or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or of the sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety; or

                 (iv) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of PRIDES, and shall cause to be mailed to the holders of shares of PRIDES at their last addresses as they shall appear on the stock register, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. The failure to give or receive the notice required by this subparagraph (g) or any defect therein shall not affect the legality or validity of any such dividend, distribution, right or warrant or other action.

         (h) Effect of Conversions and Redemptions. The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon any conversion or redemption shall be deemed to have become on the date of any such conversion or redemption the holder or holders of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open.

         (i)     No Fractional Shares.   No fractional shares or script
representing fractional shares of Common Stock shall be issued upon the redemption or conversion of any shares of PRIDES. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of PRIDES of any holder which are redeemed or converted on any redemption date or upon Mandatory Conversion or any optional conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the (i) Current Market Price as of the second trading day immediately preceding the Notice Date, in the case of redemption, or (ii) Closing Price of the Common Stock determined (A) as of the fifth Trading Date immediately preceding the Mandatory Conversion Date, in the case of Mandatory Conversion, or (B) as of the second Trading Date immediately preceding the effective date of conversion, in the case of an optional conversion by a holder. If more than one share shall be surrendered for conversion or redemption at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of PRIDES so surrendered or redeemed.

         (j) Reissuance. Shares of PRIDES that have been issued and reacquired in any manner, including shares purchased, exchanged, redeemed or converted, shall not be reissued as part of PRIDES and shall (upon compliance with any applicable provisions of the laws of the State of Louisiana) have the status of authorized and unissued shares of the Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock.

         (k)     Definitions.  As used in this Section 6:

                 (i) the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of Louisiana are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise;

                 (ii) the term "Call Price" of each share of PRIDES shall be the sum of (x) $45.188 on and after July 1, 1998, to and including September 30, 1998, $45.040 on and after October 1, 1998, to and including December 31, 1998, $44.891 on and after January 1, 1999, to and including March 31, 1999, $44.743 on and after April 1, 1999, to and including June 30, 1999, $ 44.594 on and after July 1, 1999, to and including September 30, 1999, $44.446 on and after October 1, 1999, to and including December 31, 1999, $44.297 on and after January 1, 2000, to and including March 31, 2000, $44.149 on and after April 1, 2000, to and including May 31, 2000, and $44.00 on and after June 1, 2000, through July 1, 2000 and (y) all accrued and unpaid dividends thereon to but not including the redemption date (other than previously declared dividends payable to a holder of record as of a prior date);

                 (iii) the term "Closing Price" on any day shall mean the last reported sales price on such day or, in case no such sale takes place on such day, the average of the reported closing high and low quotations, in each case on the Nasdaq National Market, or, if the Common Stock is not listed on the Nasdaq National Market, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the high bid and low-asked quotations of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if no such quotations are available, the fair market value of the Common Stock as determined by any New York Stock Exchange member firm selected from time to time by the Board of Directors for such purpose;

                 (iv) the term "Current Market Price" price per share of Common Stock at any date shall be deemed to be the lesser of (x) the average of the daily Closing Prices for the fifteen consecutive Trading Dates ending on and including the date in question or (y) the Closing Price of the Common Stock for such date of determination; provided, however, if any event that results in an adjustment of the Common Equivalent Rate occurs during such fifteen-day period, the Current Market Price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event; and

                 (v) the term "Trading Date" shall mean a date on which the Nasdaq National Market (or any successor thereto) is open for the transaction of business.

         (l) Payment of Taxes. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption or conversion of shares of PRIDES pursuant to this Paragraph 3; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of shares of PRIDES redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

         (m) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and/or its issued Common Stock held in its treasury, for the purpose of effecting any Mandatory Conversion of the shares of PRIDES or any conversion of the shares of PRIDES at the option of the holder, the full number of shares of Common Stock then deliverable upon any such conversion of all outstanding shares of PRIDES.

         (n) Rights. Holders of the PRIDES whose shares of PRIDES are converted into shares of Common Stock may be entitled to receive Rights (as defined in that certain Rights Agreement dated as of July 27, 1994 between the Corporation and Chemical Bank, as Rights Agent, a copy of which along with the statement of the Corporation pursuant to Section 51C of the Louisiana Business Corporation Law, was filed in the offices of the Secretary of State of the State of Louisiana on August 1, 1994 (the "Rights Plan")) in accordance with the terms and conditions of the Rights Plan. Holders of PRIDES who do not convert their shares of PRIDES into Common Stock prior to a Distribution Date (as defined in the Rights Plan) will not receive any Rights and therefore will not be entitled to participate in the Rights Plan.

         PARAGRAPH 4.     LIQUIDATION RIGHTS.

         (a) In the event of the liquidation, dissolution, or winding up of the business of the Corporation, whether voluntary or involuntary, the holders of shares of PRIDES then outstanding, after payment or provision for payment of the debts and other liabilities of the Corporation and the payment or provision for payment of any distribution on any shares of the Corporation having a preference and a priority over the shares of PRIDES on liquidation, and before any distribution to the holders of Junior Stock, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share of PRIDES in cash equal to the sum of (i) $44.00 plus (ii) all accrued and unpaid dividends thereon. In the event the assets of the Corporation available for distribution to the holders of the shares of PRIDES upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full the liquidation payments payable to the holders of outstanding shares of PRIDES and of all other series of Parity Preferred Stock, the holders of shares of PRIDES and of all other series of Parity Preferred Stock shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of PRIDES and the holders of outstanding shares of such Parity Preferred Stock were paid in full. Except as provided in this Paragraph 4, holders of PRIDES shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

         (b) For the purposes of this Paragraph 4, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

                 (i) the sale, lease, transfer or exchange of all or substantially all of the assets of the Corporation; or

                 (ii) the consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger).

         PARAGRAPH 5.     DEFINITION.  As used in this Section 6, the term
"Common Stock" shall mean any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation.
However, shares of Common Stock issuable upon conversion of shares of PRIDES shall include only shares of the class designated as Common Stock as of June 16, 1995, or shares of the Corporation of any class or classes resulting from any reclassification or reclassification thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided, however, that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from such reclassification bears to the total number of shares of all classes resulting from all such reclassification.

         PARAGRAPH 6.     NO PREEMPTIVE RIGHTS.  The holders of shares of
PRIDES shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Corporation convertible into or carrying rights or options to purchase any such shares.

         PARAGRAPH 7.     VOTING RIGHTS.

         (a) The holders of shares of PRIDES shall have the right with the holders of Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the stockholders on the basis of 4/5 of a vote for each share held. The holders of shares of PRIDES and the holders of Common Stock shall vote together as one class except as otherwise set forth herein or as otherwise provided by law or by the Articles of Incorporation of the Corporation.

         (b) If at any time dividends payable on the shares of PRIDES or any other series of Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for six quarterly dividend periods, or if any other series of Preferred Stock shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any Directors of the Corporation ("Preferred Stock Directors"), the holders of the shares of PRIDES, voting separately as a class with the holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, with each share of PRIDES entitled to vote on this and other matters upon which Preferred Stock votes as a group, shall have the right to vote for the election of two Preferred Stock Directors of the Corporation, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right. Such right of the holders of shares of PRIDES to elect two Preferred Stock Directors shall, when vested, continue until all dividends in arrears on the shares of PRIDES and such other series of Preferred Stock shall have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect Preferred Stock Directors shall terminate or have terminated and, when so paid, and any such termination occurs or has occurred, such right of the holders of shares of PRIDES to elect two Preferred Stock Directors separately as a class shall cease, subject always to the same provisions for the vesting of such right of the holders of the shares of PRIDES to elect two Preferred Stock Directors in the case of future dividend defaults.

         The term of office of each Director elected pursuant to the preceding paragraph shall terminate on the earlier of (i) the next annual meeting of stockholders at which a successor shall have been elected and qualified or (ii) the termination of the right of the holders of shares of PRIDES and such other series of Preferred Stock to vote for Directors pursuant to the preceding paragraph. Vacancies on the Board of Directors resulting from the death, resignation or other cause of any such Director shall be filled exclusively by no less than two-thirds of the remaining Directors and the Director so elected shall hold office until a successor is elected and qualified.

         (c) For as long as any shares of PRIDES remain outstanding, the affirmative consent of the holders of at least two-thirds thereof actually voting (voting separately as a class) given in person or by proxy, at any annual meeting or special meeting of the shareholders called for such purpose, shall be necessary to (i) amend, alter or repeal any of the provisions of the Articles of Incorporation of the Corporation which would adversely affect the powers, preferences or rights of the holders of the shares of PRIDES then outstanding or reduce the minimum time required for any notice to which holders of shares of PRIDES then outstanding may be entitled; provided, however, that any such amendment, alteration or repeal that would authorize, create or increase the authorized amount of any additional shares of Junior Stock or any other shares of stock (whether or not already authorized) ranking on a parity with the shares of PRIDES shall be deemed not to adversely affect such powers, preferences or rights and shall not be subject to approval by the holders of shares of PRIDES; and provided further that clause (i) shall not be applicable to the amendment, alteration or repeal of any provisions of the Articles of Incorporation of the Corporation approved at a meeting of the shareholders the record date of which is prior to the issuance of any shares of PRIDES; (ii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock, of any class ranking senior to PRIDES as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; or (iii) merge or consolidate with or into any other corporation, unless each holder of the shares of PRIDES immediately preceding such merger or consolidation shall have the right either to (A) receive or continue to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the shares of PRIDES so held or (B) convert into shares of Common Stock at the Common Equivalent Rate in effect on the date immediately preceding the announcement of any such merger or consolidation.

         There is no limitation on the issuance by the Corporation of Parity Preferred Stock or of any class ranking junior to the shares of PRIDES.

         Notwithstanding the provisions summarized in the preceding two paragraphs, however, no such approval described therein of the holders of the shares of PRIDES shall be required to authorize an increase in the number of authorized shares of Preferred Stock or if, at or prior to the time when such amendment, alteration, or repeal is to take effect or when the authorization, creation or increase of any such senior stock or security is to be made, or when such consolidation or merger, liquidation, dissolution or winding up is to take effect, as the case may be, provision is made for the redemption of all shares of PRIDES at the time outstanding.

                                   ARTICLE IV

         No shareholder of this Corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to subscribe to or to purchase any additional or increased stock of any class of this Corporation, whether now or hereafter authorized, or obligations convertible into any other class or classes, or obligations, stock or other securities carrying warrants or rights to subscribe to stock of this Corporation of any class or classes (whether now or hereafter authorized); and any and all shares of stock, bonds, debentures, notes, or other securities or obligations of this Corporation, whether or not convertible into stock or carrying warrants or options entitling its holders to subscribe to stock, may be issued, sold and disposed of from time to time by the Board of Directors to such persons, firms or corporations, and for such consideration as it shall from time to time in its absolute discretion, determine, without offering any of the increased or additional stock, bonds, debentures, notes, or other securities or obligations of any class to existing shareholders of any class or to existing holders of warrants or options entitling the holders to subscribe to stock of any class or to obligations which may be converted into stock of any class.

                                   ARTICLE V

         Section 1. All the corporate powers of the Corporation shall be vested in and exercised by a Board of Directors consisting of the number of directors specified in, or determined in the manner prescribed in, the by-laws of the Corporation.

         Section 2. The Board of Directors may provide in the by-laws of the Corporation, or by resolution, for the appointment by it of an Executive Committee which shall have all of the powers of the Board. Whenever the Board of Directors is not in session, the Executive Committee shall have complete authority to manage the business and affairs of this Corporation and any action taken by the Executive Committee shall be valid and binding as though decided by the Board of Directors, subject only to such limitations as may be fixed in the by-laws or resolution.

         Section 3. The by-laws of the Corporation may be made, altered, amended, changed, waived or repealed, and new by-laws may be adopted, by the Board of Directors at any regular or special meeting by the affirmative vote of a majority of those directors present at any meeting of the directors; subject, however, to the right of the shareholders to alter, amend, change, waive or repeal any by-laws made or amended by the directors. The by-laws may contain any provision relating to the business of the Corporation, the conduct of its affairs, its rights or powers, or the rights or powers of its shareholders, directors or officers, not inconsistent with law or these Articles of Incorporation, as heretofore or hereafter amended. Notwithstanding the foregoing, Sections 2.2, 2.3, 2.8, 4.1, 4.13 and 4.16 and Subsection 4.9.2 of the Corporation's by-laws, as amended by the Board of Directors on and effective as of January 31, 1995, may not be amended, altered, changed, waived or repealed, directly or indirectly, nor may any provision inconsistent with such Sections be adopted, except by the affirmative vote of the holders of no less than 80% of the total voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Further, any other provisions of these Articles of Incorporation or the by-laws notwithstanding (and in addition to any other vote that may be required by law, these Articles of Incorporation or the by-laws), there shall be required to amend, alter, change, waive or repeal, directly or indirectly, or to adopt any provision inconsistent with, this Section 3 of Article V the affirmative vote of the holders of no less than 80% of the total voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                   ARTICLE VI

         Section 1. Except as may be otherwise required by statute, these Articles may be amended by a majority vote of the shares present or represented, taken at an annual or special meeting of shareholders, the notice of which shall set forth the proposed amendment or a summary of the changes to be made thereby.

                                  ARTICLE VII

         Section 1. Notwithstanding any other provisions of these Articles of Incorporation and except as set forth in Section 5 of this Article VII, the affirmative vote or consent of the holders of at least 80% of the outstanding shares of all stock of the Corporation, considered for the purposes of this Article VII as one class and hereinafter in this Article VII embraced in the term "voting stock", shall be required for:

                 (i) a merger or consolidation of the Corporation with or into any other corporation;

                 (ii) any sale or lease of all or substantially all of the assets of the Corporation to any other corporation, person or other entity;

                 (iii) any sale or lease to the Corporation or any subsidiary thereof of any assets (except assets having an aggregate fair market value of less than $1,000,000) in exchange for voting stock (or securities convertible into or exchangeable for voting stock or options, warrants or rights to purchase voting stock or securities convertible into voting stock) of the Corporation or any subsidiary of the Corporation by any other corporation, person or entity, if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto, or as of the time the Board of Directors shall have approved a memorandum of understanding, or the Corporation shall have entered into any agreement,with respect to any such transaction for which the vote or consent of the holders of any class of stock of the Corporation is otherwise required by law, these Articles of Incorporation or any other contract or agreement, such other corporation, person or entity which is a party to such a transaction is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of the voting stock. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of any class of stock of the Corporation otherwise required by law or these Articles of Incorporation or the resolution, or resolutions providing for the issuance of such class which have been adopted by the Board of Directors or any agreement between the Corporation and any securities exchange.

         Section 2. In the event that the holders of the voting stock are entitled to vote on any reclassification of securities, recapitalization or other transaction (except redemptions permitted by the terms of the security redeemed or repurchases of the securities for cancellation or the Corporation's treasury) designed to decrease the number of holders of the Corporation's common stock remaining after any person has acquired 10% or more of the voting stock of the Corporation, the favorable vote or consent of the holders of not less than 80% of the voting stock shall be required for the approval of any such action. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of any class of stock of the Corporation otherwise required by law or these Articles of Incorporation or the resolution or resolutions providing for the issuance of such class which have been adopted by the Board of Directors or any agreement between the Corporation and any securities exchange.

         Section 3. Solely for the purpose of determining whether any other corporation, person or entity is a party to or is the beneficial owner of 10% or more of the outstanding shares of voting stock, that corporation, person or other entity shall be deemed to be the beneficial owner of any shares of voting stock:

                 (i)      which it owns directly, whether or not of record;

                 (ii) which it has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, exchange rights, warrants or options or otherwise;

                 (iii) which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause
         (ii) above), by any "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on May 17, 1982; or

                 (iv) which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause
         (ii) above), by any other corporation, person or entity with which it or its "affiliate" or "associate" has any agreement or understanding for the purpose of acquiring, holding, voting or disposing of voting stock.

         Solely for the purpose of determining whether such other corporation, person or entity which is a party to such a transaction is the beneficial owner of 10% or more of the outstanding shares of voting stock, the outstanding shares of voting stock shall be deemed to include shares deemed to be beneficially owned by such other corporation, person or entity pursuant to the provisions of the immediately preceding paragraph.

         As used in this Article VII, the term "subsidiary" shall mean a corporation a majority of the voting power of the capital stock (that is, voting power entitled to be exercised in the election of directors, but excluding voting power entitled so to be exercised only upon the happening of some contingency unless such contingency shall have occurred and is continuing) of which shall be owned by the Corporation or by one or more subsidiaries or by the Corporation and one or more subsidiaries.

         Section 4. For the purposes of this Article VII, the Board of Directors shall have the power and duty to determine, on the basis of information known to the Corporation at the time of such determination, whether

                 (i) such other corporation, person or other entity beneficially owned 10% or more of the outstanding shares of the voting stock;

                 (ii) a corporation, person or entity is an "affiliate" or "associate" (as defined in Paragraph C above) of another;

                 (iii) the assets being acquired by the Corporation, or any subsidiary thereof, have an aggregate fair market value of less than $1,000,000; and

                 (iv)     the memorandum of understanding referred to in
         Section 5 below is substantially consistent with the transaction covered thereby.

Any such determination shall be conclusive and binding for all purposes of this
Article VII.

         Section 5. The provisions of Section 1 of this Article VII shall not apply to:

                 (i) any merger or consolidation of the Corporation with or into any other corporation, or any sale or lease to the Corporation or any subsidiary thereof of any assets of, or any sale or lease by the Corporation or any subsidiary thereof of any of its assets to, any other corporation, person or entity, if the Board of Directors of the Corporation has approved a memorandum of understanding with such other corporation, person or entity with respect to such transaction prior to the time that such other corporation, person or entity shall have become a beneficial owner of 10% or more of the outstanding shares of voting stock; or

                 (ii) any merger or consolidation of the Corporation with or into, or any sale or lease to the Corporation or any subsidiary thereof of any assets of, or any sale or lease by the Corporation or any subsidiary thereof of any of its assets to, any corporation 50% or more of the outstanding stock of which is beneficially owned, directly or indirectly, by the Corporation.

         Section 6. The Corporation shall have the right, subject to any express provisions or restrictions contained in these Articles of Incorporation or the by-laws, from time to time to amend the Articles of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers at any time conferred upon the directors or shareholders of the Corporation by these Articles of Incorporation or any amendment thereof are subject to such right of the Corporation.

         Section 7. Notwithstanding any other provision of these Articles of Incorporation or the by-laws (and in addition to any other vote that may be required by law, these Articles of Incorporation or the by-laws), there shall be required to amend, alter, change or repeal, directly or indirectly, this
Article VII the affirmative vote or consent of the holders of 80% of the voting stock of the Corporation.

         Section 8. Except as otherwise required by statute or these Articles of Incorporation, an agreement of merger or consolidation may be approved by a majority vote of the shares present or represented taken at a meeting called for the purpose of such approval.

                                  ARTICLE VIII

         Section 1. Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within said one year, shall, at the expiration of said one year, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize
(a) the payment of the amount of such redemption price or any cash or property dividend or (b) the issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the entity that would be entitled thereto had such reversion not occurred.

                                   ARTICLE IX

         The Corporation is to have perpetual existence.

                                   ARTICLE X

         The private property of the shareholders shall not be subject to the payment of corporate debts to any extent whatsoever.





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
                                   ARTICLE XI

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the Louisiana Business Corporation Law, as it may be amended, or any other applicable law, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                  ARTICLE XII

         No action shall be taken by the shareholders of the Corporation except at an annual or special meeting of shareholders of the Corporation. A special meeting of the shareholders of the Corporation may be called by the shareholders, but only by a written request therefor, stating the purpose or purposes thereof, delivered to the secretary of the Corporation and signed by the holders of no less than 66 2/3% of the total voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding any other provision of these Articles of Incorporation or the by-laws (and in addition to any other vote that may be required by law, these Articles of Incorporation or the by-laws), there shall be required to amend, alter, change, waive or repeal, directly or indirectly, or to adopt any provision inconsistent with, this Article XII the affirmative vote of the holders of no less than 80% of the total voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                  ARTICLE XIII

         Section 1. This Corporation shall indemnify to the full extent from time to time permitted by law any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of this Corporation, or is or was, while a director or officer of this Corporation, serving at the request of this Corporation as a director, officer, employee or agent of another business, foreign or non-profit corporation, partnership, joint venture or other enterprise ("Related Entity"), including indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with each action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that in case of actions by or in the right of this Corporation, the indemnity shall be limited to expenses (including attorneys' fees and amounts paid in settlement not exceeding in the judgment of the Board of Directors, the estimated expense of litigating the action to conclusion) actually and reasonably incurred in connection with the defense or settlement of such action and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to this Corporation unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of this Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The foregoing right of indemnification shall inure to each such director or officer, whether or not he is such director or officer at the time such costs or expenses are imposed or incurred, and whether or not the claim asserted against him is based on matters which antedate the adoption of this Article. With respect to the indemnification provided herein to a person who is or was an officer or director of this Corporation and who is or was serving at the request of this Corporation as a director, officer, employee or agent of a Related Entity, the amount of expenses, judgments, fines, and settlement payments payable hereunder shall be reduced by and to the extent of any amounts which may be collected by him from such Related Entity. The foregoing provisions of this Section 1 shall be deemed to be a contract between this Corporation and each officer and director who serves in such capacity at any time while this Article is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing, with respect to any state of facts then or theretofore existing, or any action, suit, or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         Section 2. To the extent that a director or officer of this Corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 3. Any indemnification under Section 1 of this Article (unless ordered by the Court) shall be made by this Corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such determination shall be made in good faith and promptly upon request by the person seeking indemnification (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel, or (3) by the shareholders.

         Section 4. Expenses incurred in defending such an action, suit or proceeding shall be paid by this Corporation in advance of the final disposition thereof if authorized by the Board of Directors in the manner provided in Section 3 of this Article, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by this Corporation as authorized in this Section. Such authorization shall be provided promptly upon receipt of the said undertaking from the person seeking payment of such expenses.

         Section 5. This Corporation may indemnify to the full extent from time to time permitted by law any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of this Corporation, or is or was serving at the request of this Corporation as an employee or agent of another business, foreign or non-profit corporation, partnership, joint venture or other enterprise.

         Section 6. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which the person indemnified may be entitled under any by-law, agreement, authorization of shareholders or disinterested director or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs and legal representatives.

         Section 7. This Corporation shall have power to procure insurance on behalf of any person who is or was a director, officer, employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of a Related Entity against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not this Corporation would have the power to indemnify him against such liability under the provisions of this Article.

                                  ARTICLE XIV

         Section 1. It is hereby declared to be a proper corporate purpose, reasonably calculated to benefit shareholders, for the Board of Directors to base the response of the Corporation to any "Acquisition Proposal" on the Board of Directors' evaluation of what is in the best interests of the Corporation, and in making such evaluation to consider:

                 (i) the best interests of the shareholders, including among other factors, not only the value of the consideration being offered in the Acquisition Proposal, in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then estimate of the future value of the Corporation as an independent entity;

                 (ii) such other factors as the Board of Directors determines to be relevant, including, among other factors, the social, legal and economic effects upon the franchisees, employees, suppliers, customers, creditors and business of the Corporation and its subsidiaries;

                 (iii) the financial condition and earnings prospects of the party making the Acquisition Proposal, including, but not limited to, debt service and other existing or likely financial obligations of the party making the Acquisition Proposal, and the possible effect of such condition upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries operate or are located; and

                 (iv) the competence, experience and integrity of the party making the Acquisition Proposal.

"Acquisition Proposal" means any proposal of any person (a) to tender for or exchange cash or securities for any equity security of the Corporation, (b) to merge or consolidate the Corporation with another corporation, and (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation.

         Section 2. Notwithstanding any other provision of these Articles of Incorporation or the by-laws (and in addition to any other vote that may be required by law, these Articles of Incorporation or the by-laws), there shall be required to amend, alter, change or repeal, directly or indirectly, this
Article XIV the affirmative vote or consent of the holders of 80% of the voting stock of the Corporation.

                                   ARTICLE XV

         No director of officer of this Corporation shall be personally liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for breach of the director's or officer's duty of loyalty to this Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 92(D) of the Louisiana Business Corporation Law, or (iv) for any transaction from which the director or officer derives an improper personal benefit. If the Louisiana Business Corporation Law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors and officers, then the liability of each director and officer of this

Corporation shall be limited or eliminated to the full extent permitted by the Louisiana Business Corporation Law as so amended from time to time. Neither the amendment nor repeal of this Article XV, nor the adoption of any provision of this Corporation's Articles of Incorporation inconsistent with this Article XV shall eliminate or reduce the effect of this Article XV, in respect of any matter occurring, or any cause of action, suit or claim that, but for this
Article XV, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         This Restatement of the Articles of Incorporation of United Companies Financial Corporation is executed as of this 11th day of November, 1996, by the undersigned duly authorized officers of the Corporation in the presence of the undersigned competent witnesses.



                                              UNITED COMPANIES FINANCIAL
WITNESSES:                                    CORPORATION

 /s/ JOHNETTE DRAGO                           By: /s/ JOHN D. DIENES
-----------------------------                 ---------------------------------
                                              John D. Dienes, President and
                                              Chief Operating Officer
 /s/ ANNE YAUBE
-----------------------------

                                       By:     /s/ SHERRY E. ANDERSON
                                              ---------------------------------
                                              Sherry E. Anderson, Secretary

STATE OF LOUISIANA

PARISH OF EAST BATON ROUGE

         The undersigned, a Notary Public duly qualified and commissioned in and for the Parish and State aforesaid, do hereby certify that on the 19th day of November, 1996, personally appeared before me, John D. Dienes and Sherry E. Anderson, who, being first duly sworn by me declared that they are the President and Secretary respectively, of United Companies Financial Corporation; that they signed this document as President and Secretary of that Corporation and that the statements contained therein are true.



                                               /s/ J. MICHAEL ROBINSON, JR.
                                             -----------------------------------
                                             Notary Public